Exhibit 99.1

   Ultralife Batteries Receives $1.4 Million Production Order from
       General Dynamics for Land Warrior Batteries and Chargers

    NEWARK, N.Y.--(BUSINESS WIRE)--Jan. 12, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received a battery and charger production order from General Dynamics C4 Systems valued at approximately $1.4 million. The contract is for lithium ion rechargeable batteries as well as vehicle, bulk and individual Soldier-based chargers, part of the equipment being delivered to General Dynamics for use in a Stryker battalion operational assessment.
    Land Warrior is an integrated, modular fighting system that uses technology to enhance individual soldiers' close-combat tactical awareness, lethality and survivability. The system includes weapon-mounted sensors, an integrated helmet assembly, a communications-navigation computer system and software for friendly-force tracking and command/control programs. Featuring seamless connectivity to the General Dynamics Stryker combat vehicle, the Land Warrior - Stryker Interoperable portion of the program will undergo a comprehensive operational assessment and a Limited User Test this summer.
    In February 2004, Ultralife received a $2.7 million development contract from General Dynamics to design and develop the batteries and chargers to equip Land Warrior ensembles with an advanced man-portable power system. Deliveries against the new production order will begin this month and be completed by the end of March.
    John D. Kavazanjian, Ultralife's president and chief executive officer said, "Our power systems engineering services capabilities, combined with our superb track record of developing and supplying industry-leading battery and charger designs demonstrates our ability to move highly-engineered products from design into production. These capabilities are proving to be a key competitive advantage for us as the demand for our products continues to grow."
    The products being supplied include: Ultralife's UBBL06 (LI-145) Rechargeable battery, which is a lightweight, rugged, high-energy 16.8 volt, 9.4 Ah lithium ion rechargeable SMBus v1.1 compliant smart battery with a state-of-charge indicator; the CH0006 3-Bay Vehicle Based Charger, which is a 3-battery rugged Smart Level-3 charger mounted in different variants of the Stryker Vehicle; the CH0008 Individual Soldier Based Charger Kit, which is a rugged Smart Level-2 charger with global input voltage and frequency capability; and the CH0017 12-Bay Bulk Charger Kit, which is a 12-battery rugged Smart Level-3 charger with AC and DC power source options, having the capability for various field uses, on a vehicle or in a depot setting.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Note to editors: Photos for the batteries and chargers mentioned in this release, and other Ultralife military batteries, are available at: http://www.ultralifebatteries.com/milphoto

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315/332-7100
             pcomerford@ulbi.com
               or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212/838-3777
             jburfening@lhai.com
             or Media:
             Chenoa Taitt, 212/201-6635
             ctaitt@lhai.com